      As filed with the Securities and Exchange Commission on April 9, 2002
                                                      Registration No. 333-_____


                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549
                                   -----------

                                    FORM S-3
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933


                        FBR ASSET INVESTMENT CORPORATION
             (Exact Name of Registrant as Specified in its Charter)

                     VIRGINIA                                                       54-1873198
(State or other jurisdiction of incorporation or organization)        (I.R.S. Employer Identification No.)


                   POTOMAC TOWER, 1001 NINETEENTH STREET NORTH
                            ARLINGTON, VIRGINIA 22209
                                 (703) 469-1000
          (Address, Including Zip Code, and Telephone Number, including
             Area Code, of Registrant's Principal Executive Offices)


                               KURT R. HARRINGTON
                             CHIEF FINANCIAL OFFICER
                        FBR ASSET INVESTMENT CORPORATION
                   POTOMAC TOWER, 1001 NINETEENTH STREET NORTH
                            ARLINGTON, VIRGINIA 22209
                                 (703) 469-1000
                            (703) 312-9602 (TELECOPY)
                (Name, Address, Including Zip Code, and Telephone
               Number, Including Area Code, of Agent for Service)

                                   -----------

                                   COPIES TO:
                              DANIEL M. LEBEY, ESQ.
                                HUNTON & WILLIAMS
                          RIVERFRONT PLAZA, EAST TOWER
                               951 E. BYRD STREET
                          RICHMOND, VIRGINIA 23219-4074
                                 (804) 788-8200
                            (804) 788-8218 (TELECOPY)

                                   -----------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.[ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.[X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[ ]

                         CALCULATION OF REGISTRATION FEE

=====================================================================================================================
                                                        PROPOSED MAXIMUM      PROPOSED MAXIMUM         AMOUNT OF
                                       AMOUNT BEING      OFFERING PRICE      AGGREGATE OFFERING    REGISTRATION FEE
TITLE OF SECURITIES BEING REGISTERED    REGISTERED          PER SHARE             PRICE (1)               (2)
---------------------------------------------------------------------------------------------------------------------
    Common Stock                        1,086,600           $27.825            $30,234,645          $2,782
=====================================================================================================================

(1) The proposed maximum aggregate offering price has been estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act.

(2) Pursuant to Rule 457(c), the registration fee was computed on the basis of the average of the high and low prices of the common stock on the American Stock Exchange on April 3, 2002.

        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

The information in this prospectus is not complete and may be changed. The selling shareholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                   SUBJECT TO COMPLETION, DATED APRIL 9, 2002


                                1,086,600 SHARES
                        FBR ASSET INVESTMENT CORPORATION
                                  COMMON STOCK

        Our common stock trades on the American Stock Exchange under the symbol "FB." On April 8, 2002, the last reported sale price of the common stock on the American Stock Exchange was $28.85 per share. We have filed an application to list our common stock for trading on the New York Stock Exchange under the symbol "FB." The application has been approved and we expect our common stock to begin trading on the New York Stock Exchange on or around April 10, 2002. Our common stock will be delisted from the American Stock Exchange immediately before it begins trading on the New York Stock Exchange.

        These shares of common stock are being sold by the shareholder listed under the heading "Selling Shareholder." We will not receive any of the proceeds from the sales of the shares by the selling shareholder.

        The selling shareholder, Friedman Billings Ramsey & Co., Inc. (FBR), is one of our affiliates and a registered broker-dealer. FBR intends to make a market in our common stock. In connection with this market-making activity, FBR intends to sell some of the shares it currently holds.

        SEE THE SECTION OR EXHIBIT ENTITLED "RISK FACTORS" IN THE DOCUMENTS WE FILE WITH THE SECURITIES AND EXCHANGE COMMISSION THAT WE INCORPORATED BY REFERENCE IN THIS PROSPECTUS TO READ ABOUT CERTAIN FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.






                 The date of this Prospectus is ________, 2002.

                                TABLE OF CONTENTS

                                                                                        Page
                                                                                        ----
WHERE YOU CAN FIND MORE INFORMATION......................................................1
ABOUT THIS PROSPECTUS....................................................................1
FBR Asset................................................................................2
USE OF PROCEEDS..........................................................................3
PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 SAFE HARBOR CAUTIONARY STATEMENT........3
SELLING SHAREHOLDER......................................................................3
FEDERAL INCOME TAX CONSEQUENCES OF OUR STATUS AS A REIT..................................4
   Taxation as a REIT....................................................................4
Requirements for Qualification...........................................................6
   Income Tests..........................................................................8
   Asset Tests..........................................................................12
   Distribution Requirements............................................................14
   Recordkeeping Requirements...........................................................16
   Failure to Qualify...................................................................16
   Taxation of Taxable U.S. Shareholders................................................16
   Taxation of U.S. Shareholders on the Disposition of Common Stock.....................17
   Capital Gains and Losses.............................................................18
   Information Reporting Requirements and Backup Withholding............................18
   Taxation of Tax-Exempt Shareholders..................................................19
   Taxation of Non-U.S. Shareholders....................................................19
   State and Local Taxes................................................................21
PLAN OF DISTRIBUTION....................................................................21
Legal Opinions..........................................................................23
Experts.................................................................................23

                       WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements, or other information we file with the SEC at its public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings are also available to the public on the internet, through a database maintained by the SEC at hhtp://www.sec.gov. In addition, you can inspect and copy reports, proxy statements and other information concerning FBR Asset at the offices of the American Stock Exchange 86 Trinity Place, New York, New York 10006-1872, on which our common stock (symbol: "FB") is listed.

        We filed a registration statement on Form S-3 (Registration No. 333-________) to register with the SEC the shares offered for resale by this prospectus. This prospectus is part of that registration statement. As permitted by SEC rules, this prospectus does not contain all the information contained in the registration statement or the exhibits to the registration statement. You may refer to the registration statement and accompanying exhibits for more information about us and our securities.

        The SEC allows us to "incorporate by reference" into this prospectus the information we file with them, which means that we can disclose important business, financial and other information to you by referring you to other documents separately filed with the SEC. All information incorporated by reference is part of this prospectus, unless and until that information is updated and superseded by the information contained in this prospectus or any information incorporated later.

        We incorporate by reference the documents listed below:

          1. Annual Report on Form 10-K for the fiscal year ended December 31, 2001 (SEC File No. 001-15049).

          2. Current Report on Form 8-K filed on April 5, 2002 (SEC File No. 001-15049).

          3. The description of our common stock contained in the Registration Statement on Form 8-A filed with the SEC on May 28, 1999, as amended on April 2, 2002, including any amendments or reports filed for the purpose of updating such description.

        We also incorporate by reference all future filings we make with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, between the date of this prospectus and the date upon which the selling shareholder sells all the securities offered under this prospectus.

        You may obtain copies of these documents at no cost by requesting them from us in writing at the following address: Corporate Secretary, FBR Asset Investment Corporation, Potomac Tower, 1001 Nineteenth Street North, Arlington, Virginia 22209 (telephone (703) 312-9500).

                              ABOUT THIS PROSPECTUS

        This prospectus is part of a resale registration statement. The selling shareholder may sell some or all of its shares in one or more transactions from time to time. In addition, one of our affiliates, Friedman Billings Ramsey & Co., Inc. (FBR), a registered broker-dealer, intends to make a market in our common stock. As our affiliate, any shares of common stock purchased in connection with this market-making activity will become restricted. A primary purpose of this prospectus is to allow FBR to resell the shares it purchases in its market-making activities.

        You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone else to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus, as well as the information we previously filed with the SEC and incorporated by reference, is accurate only as of the date of the documents containing the information.

                                    FBR ASSET

        FBR Asset Investment Corporation (FBR Asset) is a real estate investment trust (REIT) formed in November 1997 to make opportunistic investments in debt and equity securities of companies engaged in real estate-related and other businesses. Many of these investment opportunities have been identified by Friedman, Billings, Ramsey Group, Inc. (FBR Group) or its affiliates, including our manager, Friedman, Billings, Ramsey Investment Management, Inc. (FBR Management). FBR Group and its affiliates collectively owned approximately 16.8% of our outstanding common stock as of April 9, 2002. We invest in:

          -    mezzanine loans;

          -    equity securities; and

          -    mortgage-backed securities.

        We may from time to time make other opportunistic investments that may or may not be real-estate related. We invest in non-real estate-related assets subject to maintaining our REIT qualification.

        Our principal executive office is located at Potomac Power, 1001 Nineteenth Street North, Arlington, Virginia 22209 and our telephone number is
(703) 312-9500.

RECENT DEVELOPMENTS

Follow-on Common Stock Offering

        On April 9, 2002, we completed the sale of 4,000,000 shares of our common stock at a price per share of $27.90. The aggregate proceeds to us, net of underwriting discounts and commissions, totaled approximately $106 million.

Additional Loan and Investment

        On March 20, 2002, we extended to Oxford Finance Corporation, a privately held corporation, a $10,000,000 loan to fund the extension of equipment leases to five companies primarily in the pharmaceutical sector. Oxford repaid this loan in full on March 27, 2002. The loan was secured by a first priority lien on the leased equipment and other collateral and bore interest at a rate of 12% per annum. We received a $200,000 origination fee when the loan was funded.

        In March 2002, we purchased 500,000 shares of common stock of Oxford Finance Corporation for a price of $9.30 per share, or an aggregate of $4,650,000.

                                 USE OF PROCEEDS

        We will not receive any proceeds from the sale of the common stock by the selling shareholder.

                PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
                        SAFE HARBOR CAUTIONARY STATEMENT

        This prospectus contains "forward-looking" statements, as defined in the Private Securities Litigation Reform Act of 1995, which are based on our current expectations, estimates and projections. Statements that are not historical facts are forward-looking statements and typically are identified by words like "believe," "anticipate," "could," "estimate," "expect," "intend," "plan," "project," "will" and similar terms. These statements are not guarantees of future performance, events or results and involve potential risks and uncertainties. Accordingly, our actual results may differ from our current expectations, estimates and projections. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

        Important factors that may impact our actual results include:

          -    changes in interest rates,

          -    changes in the yield curve,

          -    changes in prepayment rates,

          - business conditions and the general economy, especially as they affect interest rates,

          -    the federal, state, and local regulatory environment,

          -    the inability to borrow at favorable rates and terms,

          - the inability to maintain our qualification as a real estate investment trust,

          -    the supply of mortgage-backed securities,

          - changes in or the discontinuation of our relationship with FBR and FBR Management, and

          - the other factors described under the heading "Risks Factors" in the documents we file with the SEC that are incorporated by reference in this prospectus.

                               SELLING SHAREHOLDER

        The following table lists the name of the selling shareholder, the number of shares of common stock beneficially owned by the selling shareholder on April 9, 2002, and the number of shares that may be offered for sale by this prospectus. The selling shareholder provided to us the information regarding its share ownership. Because the selling shareholder may offer all, some or none of the shares of our common stock that it owns, we cannot give a definitive estimate as to the number of shares that will be held by the selling shareholder after the offering and we prepared the following table based on the assumption that the selling shareholder sells all of the shares of common stock covered by this prospectus. At April 9, 2002, there were 20,021,555 shares of common stock outstanding.

                                                 NUMBER OF
                                             SHARES OWNED AS                   NUMBER OF SHARES
                                               OF APRIL 9,       NUMBER OF        OWNED AFTER
SELLING SHAREHOLDER                                2002        SHARES OFFERED    THE OFFERING
-------------------                                ----        --------------    ------------
Friedman Billings Ramsey & Co., Inc....        1,086,600           1,086,600         0


             FEDERAL INCOME TAX CONSEQUENCES OF OUR STATUS AS A REIT

        This section summarizes the federal income tax issues that you, as a shareholder, may consider relevant. Because this section is a summary, it does not address all of the tax issues that may be important to you. In addition, this section does not address the tax issues that may be important to shareholders that are subject to special treatment under the federal income tax laws, such as insurance companies, tax-exempt organizations (except to the extent discussed in "-Taxation of Tax-Exempt Shareholders" below), estates, trusts, financial institutions or broker-dealers, non-U.S. individuals and foreign corporations (except to the extent discussed in "-Taxation of Non-U.S. Shareholders" below), and holders whose shares were acquired through the exercise of employee stock options or otherwise as compensation.

        The statements in this section are based on the current federal income tax laws governing qualification as a REIT. We cannot assure you that new laws, interpretations of law, or court decisions, any of which may take effect retroactively, will not cause any statement in this section to be inaccurate.

        WE URGE YOU TO CONSULT YOUR OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO YOU OF INVESTING IN SHARES OF OUR COMMON STOCK AND OF OUR ELECTION TO BE TAXED AS A REIT. SPECIFICALLY, YOU SHOULD CONSULT YOUR OWN TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF SUCH INVESTMENT AND ELECTION, AND REGARDING POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

TAXATION AS A REIT

        We elected to be taxed as a REIT under the federal income tax laws beginning with our short taxable year ended December 31, 1997. We believe that we have operated in a manner qualifying us as a REIT since our election and intend to continue so to operate. This section discusses the laws governing the federal income tax treatment of a REIT and its shareholders. These laws are highly technical and complex.

        In connection with this offering of our common stock, Hunton & Williams is rendering an opinion, which has been filed as an exhibit to the registration statement registering the shares of common stock being offered in this prospectus, that we qualified to be taxed as a REIT under the federal income tax laws for our taxable years ended December 31, 1997 through December 31, 2001, and our organization and current and proposed method of operation will enable us to continue to qualify as a REIT for our taxable year ending December 31, 2002 and in the future. You should be aware that the opinion is based on current law and is not be binding on the Internal Revenue Service or any court. In addition, the opinion is based on customary assumptions and on our representations as to factual matters, all of which are described in the opinion. Moreover, our continued qualification and taxation as a REIT depend on our ability to meet, on a continuing basis, through actual annual operating results, the qualification tests set forth in the federal tax laws. Those qualification tests involve the percentage of income that we earn from specified sources, the percentage of our assets that falls within specified categories, the diversity of our stock ownership, and the percentage of our earnings that we distribute. The REIT qualification tests are described in more detail below. While Hunton & Williams has reviewed those matters in connection with the foregoing opinion, Hunton & Williams has not reviewed our compliance with those tests on a continuing basis. Accordingly, no assurance can be given that the actual results of our operation for any particular taxable year will satisfy those requirements. For a discussion of the tax consequences of failure to qualify as a REIT, see "-Failure to Qualify."

        If we qualify as a REIT, we generally will not be subject to federal income tax on the taxable income that we distribute to our shareholders. The benefit of that tax treatment is that it avoids the double taxation, or taxation at both the corporate and shareholder levels, that generally results from owning stock in a corporation. However, we will be subject to federal tax in the following circumstances:

- We will pay federal income tax on taxable income, including net capital gain, that we do not distribute to shareholders during, or within a specified time period after, the calendar year in which the income is earned.

- We may be subject to the "alternative minimum tax" on any items of tax preference that we do not distribute or allocate to our shareholders.

-         We will pay income tax at the highest corporate rate on:

          - net income from the sale or other disposition of property acquired through foreclosure, referred to as foreclosure property, that we hold primarily for sale to customers in the ordinary course of business, and

          -    other non-qualifying income from foreclosure property.

- We will pay a 100% tax on net income from sales or other dispositions of property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business.

- If we fail to satisfy the 75% gross income test or the 95% gross income test, as described below under "-Income Tests," and nonetheless continue to qualify as a REIT because we meet other requirements, we will pay a 100% tax on:

          - the gross income attributable to the greater of the amounts by which we fail the 75% and 95% gross income tests, multiplied by

          -    a fraction intended to reflect our profitability.

-         If we fail to distribute during a calendar year at least the sum of:

          -    85% of our REIT ordinary income for the year,

          -    95% of our REIT capital gain net income for the year, and

          -    any undistributed taxable income from earlier periods,

          we will pay a 4% excise tax on the excess of the required distribution over the amount we actually distributed.

- We may elect to retain and pay income tax on our net long-term capital gain. In that case, a U.S. shareholder would be taxed on its proportionate share of our undistributed long-term capital gain and would receive a credit or refund for its proportionate share of the tax we paid.

- If we acquire any asset from a C corporation, or a corporation that generally is subject to full corporate-level tax, in a merger or other transaction in which we acquire a basis in the asset that is determined by reference to the corporation's basis in the asset, we will pay tax at the highest regular corporate rate applicable if we recognize gain on the sale or disposition of the asset during the 10-year period after we acquire the asset. The amount of gain on which we will pay tax is the lesser of:

          - the amount of gain that we recognize at the time of the sale or disposition and

          - the amount of gain that we would have recognized if we had sold the asset at the time we acquired it.

- We will incur a 100% excise tax on transactions with a taxable REIT subsidiary, referred to as a TRS, that are not conducted on an arm's-length basis.

- We will pay tax at the highest corporate rate on the portion of any excess inclusion, or phantom taxable income, that we derive from REMIC residual interests equal to the percentage of our stock that is held by "disqualified organizations." Excess inclusion also may include a portion of any dividends that we receive from other REITs to the extent that those dividends are attributable to exclusion income derived from REMIC residual interests held by those other REITs. A "disqualified organization" includes:

          -    the United States;

          -    any state or political subdivision of the United States;

          -    any foreign government;

          -    any international organization;

          -    any agency or instrumentality of any of the foregoing;

          - any other tax-exempt organization, other than a farmer's cooperative described in section 521 of the Code, that is exempt both from income taxation and from taxation under the unrelated business taxable income provisions of the Code; and

          -    any rural electrical or telephone cooperative.

          For this reason, our Articles prohibit disqualified organizations from owning our stock.

REQUIREMENTS FOR QUALIFICATION

        A REIT is a corporation, trust, or association that meets each of the following requirements:

        1.      It is managed by one or more trustees or directors.

        2. Its beneficial ownership is evidenced by transferable shares, or by transferable certificates of beneficial interest.

        3. It would be taxable as a domestic corporation, but for the REIT provisions of the federal income tax laws.

        4. It is neither a financial institution nor an insurance company subject to special provisions of the federal income tax laws.

        5. At least 100 persons are beneficial owners of its shares or ownership certificates.

        6. Not more than 50% in value of its outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer individuals, which the federal income tax laws define to include certain entities, during the last half of any taxable year.

        7. It elects to be a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the Internal Revenue Service that must be met to elect and maintain REIT status.

        8. It uses a calendar year for federal income tax purposes and complies with the recordkeeping requirements of the federal income tax laws.

        9. It meets certain other qualification tests, described below, regarding the nature of its income and assets.

        We must meet requirements 1 through 4 during our entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. If we comply with all the requirements for ascertaining the ownership of our outstanding shares in a taxable year and have no reason to know that we violated requirement 6, we will be deemed to have satisfied requirement 6 for that taxable year. For purposes of determining share ownership under requirement 6, an "individual" generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An "individual," however, generally does not include a trust that is a qualified employee pension or profit sharing trust under the federal income tax laws, and beneficiaries of such a trust will be treated as holding our shares in proportion to their actuarial interests in the trust for purposes of requirement 6.

        We have issued sufficient shares of common stock with sufficient diversity of ownership to satisfy requirements 5 and 6. In addition, our Articles restrict the ownership and transfer of our stock so that we should continue to satisfy these requirements. The provisions of our Articles restricting the ownership and transfer of common stock are described in "FBR Asset's Capital Stock-Restrictions on Ownership and Transfer."

        A corporation that is a "qualified REIT subsidiary" is not treated as a corporation separate from its parent REIT for federal income tax purposes. All assets, liabilities, and items of income, deduction, and credit of a "qualified REIT subsidiary" are treated as assets, liabilities, and items of income, deduction, and credit of the REIT. A "qualified REIT subsidiary" is a corporation, all of the capital stock of which is owned by the REIT. Thus, in applying the requirements described herein, any "qualified REIT subsidiary" that we own will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiary will be treated as our assets, liabilities, and items of income, deduction, and credit.

        In the case of a REIT that is a partner in a partnership, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. Thus, our proportionate share of the assets, liabilities, and items of income of any partnership, joint venture, or limited liability company that is treated as a partnership for federal income tax purposes in which we acquire an interest, directly or indirectly, will be treated as our assets and gross income for purposes of applying the various REIT qualification requirements.

        Tax legislation enacted in 1999 allows a REIT to own up to 100% of the stock of one or more TRSs, beginning on January 1, 2001. A TRS may earn income that would not be qualifying income if earned directly by the parent REIT. Both the subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation of which a TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. Overall, no more than 20% of the value of a REIT's assets may consist of securities of one or more TRSs. A TRS will pay income tax at regular corporate rates on any income that it earns. In addition, the new rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. The rules also impose a 100% excise tax on transactions between a TRS and its parent REIT or the REIT's tenants that are not conducted on an arm's-length basis. We have formed and made TRS elections for several TRSs. Our TRSs will pay corporate income tax on their taxable income, and their after-tax net income will be available for distribution to us.

INCOME TESTS

        We must satisfy two gross income tests annually to maintain our qualification as a REIT. First, at least 75% of our gross income for each taxable year must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgages on real property or temporary investment income. Qualifying income for purposes of that 75% gross income test generally includes:

        -       rents from real property;

        - interest on debt secured by mortgages on real property or on interests in real property;

        - dividends or other distributions on, and gain from the sale of, shares in other REITs;

        -       gain from the sale of real property or mortgage loans; and

        - interest or dividend income from the investment of the net proceeds of stock offerings or certain long-term debt issuances derived during the one-year period following the applicable offering or issuance.

        Second, in general, at least 95% of our gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, other types of dividends and interest, gain from the sale or disposition of stock or securities, income from certain hedging transactions, or any combination of the foregoing. Gross income from loan origination fees is not qualifying income for purposes of either gross income test. In addition, gross income from our sale of property that we hold primarily for sale to customers in the ordinary course of business is excluded from both the numerator and the denominator in both income tests. We will monitor the amount of non-qualifying income that our assets produce and we will manage our portfolio to comply at all times with the gross income tests. The following paragraphs discuss the specific application of the gross income tests to us.

Interest Income

        The term "interest," as defined for purposes of both gross income tests, generally excludes any amount that is based in whole or in part on the income or profits of any person. However, interest generally includes the following:

        - an amount that is based on a fixed percentage or percentages of receipts or sales; and

        - an amount that is based on the income or profits of a debtor, as long as the debtor derives substantially all of its income from the real property securing the debt from leasing substantially all of its interest in the property, and only to the extent that the amounts received by the debtor would be qualifying "rents from real property" if received directly by a REIT.

        If a loan contains a provision that entitles a REIT to a percentage of the borrower's gain upon the sale of the real property securing the loan or a percentage of the appreciation in the property's value as of a specific date, income attributable to that loan provision will be treated as gain from the sale of the property securing the loan, which generally is qualifying income for purposes of both gross income tests.

        Interest on debt secured by mortgages on real property or on interests in real property generally is qualifying income for purposes of the 75% gross income test. However, if the highest principal amount of a loan outstanding during a taxable year exceeds the fair market value of the real property securing the loan as of the date we agreed to originate or acquire the loan, a portion of the interest income from such loan will not be qualifying income for purposes of the 75% gross income test, but will be qualifying income for purposes of the 95% gross income test. The portion of the interest income that will not be qualifying income for purposes of the 75% gross income test will be equal to the portion of the principal amount of the loan that is not secured by real property.

        The interest, original issue discount, and market discount income that we receive from our mortgage-related assets generally is qualifying income for purposes of both gross income tests. However, some of our mezzanine loans are not and will not be secured by real property. Our interest income from those loans is and will be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. In addition, the loan amount of a mortgage loan that we own may exceed the value of the real property securing the loan. In that case, a portion of the income from the loan will be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. It also is possible that, in some instances, the interest income from a mortgage loan may be based in part on the borrower's profits or net income. That scenario generally will cause the income from the loan to be non-qualifying income for purposes of both gross income tests.

Dividend Income

        We own stock in other REITs. The dividends that we receive from those REITs and our gain on the sale of the stock in those other REITs are qualifying income for purposes of both gross income tests. However, if a REIT in which we own stock fails to qualify as a REIT in any year, our income from such REIT would be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. We also own stock in non-REIT C corporations. Our dividend income from stock in those corporations is qualifying income for purposes of the 95% gross income test, but not the 75% gross income test.

Rents from Real Property

        We currently do not own any real property, but we may acquire real property or an interest therein in the future. To the extent that we acquire real property or an interest therein, any rent that we receives from the tenants of such real property will qualify as "rents from real property," which is qualifying income for purposes of both gross income tests, only if the following conditions are met:

        - First, the rent must not be based, in whole or in part, on the income or profits of any person, but may be based on a fixed percentage or percentages of receipts or sales.

        - Second, neither we nor a direct or indirect owner of 10% or more of our stock may own, actually or constructively, 10% or more of a tenant from whom we receives rent, other than a TRS.

        - Third, if the tenant is a TRS, at least 90% of the leased space must be rented to persons other than our TRSs and tenants in which we own, actually or constructively, 10% or more.

        - Fourth, all of the rent received under a lease of real property will not qualify as rents from real property unless the rent attributable to the personal property leased in connection with such lease is no more than 15% of the total rent received under the lease.

        - Fifth, we generally must not operate or manage our real property or furnish or render services to our tenants, other than through an "independent contractor" who is adequately compensated and from whom we do not derive revenue. However, we may provide services directly to our tenants if the services are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not considered to be provided for the tenants' convenience. In addition, we may provide a minimal amount of "non-customary" services to the tenants of a property, other than through an independent contractor, as long as our income from the services does not exceed 1% of our income from the related property. Furthermore, we may own up to 100% of the stock of a TRS, which may provide customary and noncustomary services to our tenants without tainting our rental income from the related properties.

Prohibited Transactions

        A REIT will incur a 100% tax on the net income derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. We believe that none of our assets is held for sale to customers and that a sale of any of our assets would not be in the ordinary course of its business. Whether a REIT holds an asset primarily for sale to customers in the ordinary course of a trade or business depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. Nevertheless, we will attempt to comply with the terms of safe-harbor provisions in the federal income tax laws prescribing when an asset sale will not be characterized as a prohibited transaction. We cannot assure you, however, that we can comply with the safe-harbor provisions or that we will avoid owning property that may be characterized as property that we hold primarily for sale to customers in the ordinary course of a trade or business.

Foreclosure Property

        We will be subject to tax at the maximum corporate rate on any income from foreclosure property, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. However, gross income from foreclosure property will qualify for purposes of the 75% and 95% gross income tests. Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property:

        - that is acquired by a REIT as the result of the REIT having bid in such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default or default was imminent on a lease of such property or on indebtedness that such property secured;

        - for which the related loan was acquired by the REIT at a time when the default was not imminent or anticipated; and

        - for which the REIT makes a proper election to treat the property as foreclosure property.

        However, a REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property, or longer if an extension is granted by the Secretary of the Treasury. This grace period terminates and foreclosure property ceases to be foreclosure property on the first day:

        - on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

        - on which any construction takes place on the property, other than completion of a building or any other improvement, where more than 10% of the construction was completed before default became imminent; or

        - which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business which is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income.

        We do not anticipate that we will receive any income from property acquired through foreclosure that is not qualifying income for purposes of the 75% gross income test, but if we do receive any such income, we will make an election to treat the related property as foreclosure property. In addition, we anticipate that any income we receive with respect to property that is not eligible for a foreclosure property election will be qualifying income for purposes of both gross income tests.

Hedging Transactions

        From time to time, we enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, and futures and forward contracts. To the extent that we enter into an interest rate swap or cap contract, option, futures contract, forward rate agreement, or any similar financial instrument to hedge our indebtedness incurred to acquire or carry "real estate assets," any periodic income or gain from the disposition of that contract should be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. Accordingly, our income and gain from our interest rate swap agreements is qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. To the extent that we hedge with other types of financial instruments, or in other situations, it is not entirely clear how the income from those transactions will be treated for purposes of the gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT.

Failure to Satisfy Gross Income Tests

        If we fail to satisfy one or both of the gross income tests for any taxable year, we nevertheless may qualify as a REIT for that year if:

        - our failure to meet those tests is due to reasonable cause and not due to willful neglect;

        - we attach a schedule of the sources of our income to our tax return; and

        - any incorrect information on the schedule was not due to fraud with intent to evade tax.

        We cannot predict, however, whether in all circumstances we would qualify for the foregoing relief provisions. In addition, as discussed above in "-Taxation as a REIT," even if the relief provisions apply, we would incur a 100% tax on the gross income attributable to the greater of the amounts by which we fail the 75% and 95% gross income tests, multiplied by a fraction intended to reflect our profitability.

ASSET TESTS

        To maintain our qualification as a REIT, we also must satisfy the following asset tests at the end of each quarter of each taxable year. First, at least 75% of the value of our total assets must consist of:

        -       cash or cash items, including certain receivables;

        -       government securities;

        - interests in real property, including leaseholds and options to acquire real property and leaseholds;

        -       interests in mortgages on real property;

        -       stock in other REITs;

        - investments in stock or debt instruments during the one-year period following our receipt of new capital that we raise through equity offerings or offerings of debt with at least a five-year term; and

        - regular or residual interests in a real estate mortgage investment conduit, or REMIC. However, if less than 95% of the assets of a REMIC consists of assets that are qualifying real estate-related assets under the federal income tax laws, determined as if we held such assets, we will be treated as holding directly our proportionate share of the assets of such REMIC.

        Second, of our investments not included in the 75% asset class, the value of our interest in any one issuer's securities may not exceed 5% of the value of our total assets.

        Third, we may not own more than 10% of the voting power or value of any one issuer's outstanding securities.

        Fourth, no more than 20% of the value of our total assets may consist of the securities of one or more TRSs.

        Fifth, no more than 25% of the value of our total assets may consist of the securities of TRSs and other non-TRS taxable subsidiaries and other assets that are not qualifying assets for purposes of the 75% asset test.

        For purposes of the second and third asset tests, the term "securities" does not include our stock in another REIT, our equity or debt securities of a qualified REIT subsidiary or TRS, or our equity interest in any partnership. The term "securities," however, generally includes our debt securities issued by another REIT or a partnership, except that debt securities of a partnership are not treated as securities for purposes of the 10% value test if we own at least a 20% profits interest in the partnership.

        As stated above, we may own up to 100% of the stock of one or more TRSs beginning on January 1, 2001. However, overall, no more than 20% of the value of our assets may consist of securities of one or more TRSs, and no more than 25% of the value of our assets may consist of the securities of TRSs and other non-TRS taxable subsidiaries (including stock in non-REIT C corporations) and other assets that are not qualifying assets for purposes of the 75% asset test. We believe that we have met those tests since the formation of our TRSs. We believe that we have met those tests since the formation of our TRSs.

        We also believe that our mortgage loans and mortgage-backed securities are qualifying assets for purposes of the 75% asset test. However, if the outstanding principal balance of a mortgage loan exceeds the fair market value of the real property securing the loan, a portion of such loan likely will not be a qualifying real estate asset under the federal income tax laws. The non-qualifying portion of that mortgage loan will be equal to the portion of the loan amount that exceeds the value of the associated real property. Accordingly, our mezzanine loans will not be qualifying assets for purposes of the 75% asset test to the extent that they are not secured by mortgages on real property. We also believe that our stock in other REITs is a qualifying asset for purposes of the 75% asset test. However, if a REIT in which we own stock fails to qualify as a REIT in any year, the stock in such REIT will not be a qualifying asset for purposes of the 75% asset test. Instead, we would be subject to the second and third asset tests described above with respect to our investment in such disqualified REIT. We believe that we satisfy the second and third asset tests with respect to our stock in non-REIT C corporations. To the extent that we own debt securities issued by other REITs or C corporations that are not secured by mortgages on real property, those debt securities will not be qualifying assets for purposes of the 75% asset test. Instead, we would be subject to the second and third asset tests with respect to those debt securities. We will monitor the status of our assets for purposes of the various asset tests and will manage our portfolio to comply at all times with such tests.

        If we fail to satisfy the asset tests at the end of a calendar quarter, we will not lose our REIT status if:

        - we satisfied the asset tests at the end of the preceding calendar quarter; and

        - the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets.

        If we did not satisfy the condition described in the first item, above, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

DISTRIBUTION REQUIREMENTS

        Each taxable year, we must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to our shareholders in an aggregate amount at least equal to:

        - the sum of 90% of our REIT taxable income, computed without regard to the dividends paid deduction and our net capital gain or loss, and 90% of our after-tax net income, if any, from foreclosure property; minus

        -       the sum of certain items of non-cash income.

        We must pay such distributions in the taxable year to which they relate, or in the following taxable year if we declare the distribution before we timely file our federal income tax return for the year and pay the distribution on or before the first regular dividend payment date after such declaration. The distribution requirement was reduced from 95% to 90% for taxable years beginning after December 31, 2000.

        We will pay federal income tax on taxable income, including net capital gain, that we do not distribute to shareholders. Furthermore, if we fail to distribute during a calendar year, or by the end of January following the calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year, at least the sum of:

        -       85% of our REIT ordinary income for such year;

        -       95% of our REIT capital gain income for such year; and

        -       any undistributed taxable income from prior periods,

we will incur a 4% nondeductible excise tax on the excess of such required distribution over the amounts we actually distribute. We may elect to retain and pay income tax on the net long-term capital gain we receive in a taxable year. See "-Taxation of Taxable U.S. Shareholders." If we so elect, we will be treated as having distributed any such retained amount for purposes of the 4% excise tax described above. We have made, and we intend to continue to make, timely distributions sufficient to satisfy the annual distribution requirements.

        It is possible that, from time to time, we may experience timing differences between:

        - the actual receipt of income and actual payment of deductible expenses; and

        - the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income.

        Possible examples of those timing differences include the following:

        - Because we may deduct capital losses only to the extent of our capital gains, we may have taxable income that exceeds our economic income.

        - We will recognize taxable income in advance of the related cash flow if any of our subordinated mortgage-backed securities or mortgage loans are deemed to have original issue discount. We generally must accrue original issue discount based on a constant yield method that takes into account projected prepayments but that defers taking into account credit losses until they are actually incurred.

        - We may be required to recognize the amount of any payment projected to be made pursuant to a provision in a mortgage loan that entitles us to share in the gain from the sale of, or the appreciation in, the mortgaged property over the term of the related loan using the constant yield method, even though we may not receive the related cash until the maturity of the loan.

        - We may recognize taxable market discount income when we receive the proceeds from the disposition of, or principal payments on, loans that have a stated redemption price at maturity that is greater than our tax basis in those loans, although such proceeds often will be used to make non-deductible principal payments on related borrowings.

        - We may recognize taxable income without receiving a corresponding cash distribution if we foreclose on or make a significant modification to a loan, to the extent that the fair market value of the underlying property or the principal amount of the modified loan, as applicable, exceeds our basis in the original loan.

        - Although several types of non-cash income are excluded in determining the annual distribution requirement, we will incur corporate income tax and the 4% excise tax with respect to those non-cash income items if we do not distribute those items on a current basis.

        - We may recognize phantom taxable income from any residual interests in REMICs or retained ownership interests in mortgage loans subject to collateralized mortgage obligation debt that we own.

        As a result of the foregoing, we may have less cash than is necessary to satisfy the distribution requirement and to avoid corporate income tax and the excise tax imposed on undistributed income. In such a situation, we may need to borrow funds or issue preferred stock or additional common stock.

        Under certain circumstances, we may be able to correct a failure to meet the distribution requirement for a year by paying deficiency dividends to our shareholders in a later year. We may include such deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest to the Internal Revenue Service based upon the amount of any deduction we take for deficiency dividends.

RECORDKEEPING REQUIREMENTS

        We must maintain certain records in order to qualify as a REIT. In addition, to avoid a monetary penalty, we must request on an annual basis information from our shareholders designed to disclose the actual ownership of its outstanding shares. We have complied, and we intend to continue to comply, with these requirements.

FAILURE TO QUALIFY

        If we fail to qualify as a REIT in any taxable year, and no relief provision applies, we would be subject to federal income tax and any applicable alternative minimum tax on our taxable income at regular corporate rates. In calculating our taxable income in a year in which we fail to qualify as a REIT, we would not be able to deduct amounts paid out to shareholders. In fact, we would not be required to distribute any amounts to shareholders in that year. In such event, to the extent of our current and accumulated earnings and profits, all distributions to shareholders would be taxable as ordinary income. Subject to certain limitations of the federal income tax laws, corporate shareholders might be eligible for the dividends received deduction. Unless we qualified for relief under specific statutory provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. We cannot predict whether in all circumstances we would qualify for such statutory relief.

TAXATION OF TAXABLE U.S. SHAREHOLDERS

        As long as we qualify as a REIT, a taxable "U.S. shareholder" must take into account as ordinary income distributions made out of our current or accumulated earnings and profits that we do not designate as capital gain dividends or retained long-term capital gain. A U.S. shareholder will not qualify for the dividends received deduction generally available to corporations. The term "U.S. shareholder" means a holder of shares of common stock that, for United States federal income tax purposes, is:

        -       a citizen or resident of the United States;

        - a corporation or partnership, including an entity treated as a corporation or partnership for U.S. federal income tax purposes, created or organized in or under the laws of the United States or of a political subdivision thereof;

        - an estate whose income is subject to U.S. federal income taxation regardless of its source; or

        - any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

        A U.S. shareholder generally will recognize distributions that we designate as capital gain dividends as long-term capital gain without regard to the period for which the U.S. shareholder has held its common stock. A corporate U.S. shareholder, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income.

        We may elect to retain and pay income tax on the net long-term capital gain that we receive in a taxable year. In that case, a U.S. shareholder would be taxed on its proportionate share of our undistributed long-term capital gain. The U.S. shareholder would receive a credit or refund for its proportionate share of the tax we paid. The U.S. shareholder would increase the basis in its shares of common stock by the amount of its proportionate share of our undistributed long-term capital gain, minus its share of the tax we paid.

        A U.S. shareholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the distribution does not exceed the adjusted basis of the U.S. shareholder's shares of common stock. Instead, the distribution will reduce the adjusted basis of such shares of common stock. A U.S. shareholder will recognize a distribution in excess of both our current and accumulated earnings and profits and the U.S. shareholder's adjusted basis in his or her shares of common stock as long-term capital gain, or short-term capital gain if the shares of common stock have been held for one year or less, assuming the shares of common stock are a capital asset in the hands of the U.S. shareholder. In addition, if we declare a distribution in October, November or December of any year that is payable to a U.S. shareholder of record on a specified date in any of these months, the distribution will be treated as both paid by us and received by the U.S. shareholder on December 31 of the year, provided that we actually pay the distribution during January of the following year.

        Shareholders may not include in their individual income tax returns any of our net operating losses or capital losses. Instead, these losses are generally carried over by us for potential offset against our future income. Taxable distributions from us and gain from the disposition of the shares of common stock will not be treated as passive activity income and, therefore, shareholders generally will not be able to apply any passive activity losses, such as losses from certain types of limited partnerships in which the shareholder is a limited partner, against such income. In addition, taxable distributions from us and gain from the disposition of shares of our common stock generally will be treated as investment income for purposes of the investment interest limitations. We will notify shareholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital, and capital gain.

        We may recognize taxable income in excess of our economic income, known as phantom income, in the first years we hold certain investments, and experience an offsetting excess of economic income over our taxable income in later years. As a result, shareholders at times may be required to pay federal income tax on distributions that economically represent a return of capital rather than a dividend. These distributions would be offset in later years by distributions representing economic income that would be treated as returns of capital for federal income tax purposes. Taking into account the time value of money, this acceleration of federal income tax liabilities may reduce a shareholder's after-tax return on his or her investment to an amount less than the after-tax return on an investment with an identical before-tax rate of return that did not generate phantom income. For example, if an investor with a 30% tax rate purchases a taxable bond with an annual interest rate of 10% on its face value, the investor's before-tax return on the investment would be 10% and the investor's after-tax return would be 7%. However, if the same investor purchased our shares at a time when the before-tax rate of return was 10%, the investor's after-tax rate of return on the shares might be somewhat less than 7% as a result of our phantom income. In general, as the ratio of our phantom income to our total income increases, the after-tax rate of return received by a taxable shareholder will decrease. We will consider the potential effects of phantom income on our taxable shareholders in managing our investments.

TAXATION OF U.S. SHAREHOLDERS ON THE DISPOSITION OF COMMON STOCK

        In general, a U.S. shareholder who is not a dealer in securities must treat any gain or loss realized upon a taxable disposition of his or her shares of common stock as long-term capital gain or loss if the

U.S. shareholder has held the shares of common stock for more than one year and otherwise as short-term capital gain or loss. However, a U.S. shareholder must treat any loss upon a sale or exchange of shares of common stock held by such shareholder for six months or less as a long-term capital loss to the extent of capital gain dividends and other distributions from us that such U.S. shareholder treats as long-term capital gain. All or a portion of any loss that a U.S. shareholder realizes upon a taxable disposition of the shares of common stock may be disallowed if the U.S. shareholder purchases other shares of common stock within 30 days before or after the disposition.

CAPITAL GAINS AND LOSSES

        The tax rate differential between capital gain and ordinary income for non-corporate taxpayers may be significant. A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate is 38.6% for the period from January 1, 2002 to December 31, 2003, 37.6% for the period from January 1, 2004 to December 31, 2005, and 35% for the period from January 1, 2006 to December 31, 2010. The maximum tax rate on long-term capital gain applicable to non-corporate taxpayers is 20% for sales and exchanges of assets held for more than one year. The maximum tax rate on long-term capital gain from the sale or exchange of "section 1250 property," or depreciable real property, is 25% to the extent that such gain would have been treated as ordinary income if the property were "section 1245 property." With respect to distributions that we designate as capital gain dividends and any retained capital gain that we are deemed to distribute, we generally may designate whether such a distribution is taxable to our non-corporate shareholders at a 20% or 25% rate. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates. A corporate taxpayer can deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING

        We will report to our shareholders and to the Internal Revenue Service the amount of distributions we pay during each calendar year, and the amount of tax we withhold, if any. Under the backup withholding rules, a shareholder may be subject to backup withholding at the rate of up to 30% with respect to distributions unless the holder:

        - is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact; or

        - provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

        A shareholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding will be creditable against the shareholder's income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their non-foreign status to us. For a discussion of the backup withholding rules as applied to non-U.S. shareholders, see "-Taxation of Non-U.S. Shareholders."

TAXATION OF TAX-EXEMPT SHAREHOLDERS

        Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income. While many investments in real estate generate unrelated business taxable income, the Internal Revenue Service has issued a ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute unrelated business taxable income so long as the exempt employee pension trust does not otherwise use the shares of the REIT in an unrelated trade or business of the pension trust. Based on that ruling, amounts that we distribute to tax-exempt shareholders generally should not constitute unrelated business taxable income. However, if a tax-exempt shareholder were to finance its acquisition of shares of common stock with debt, a portion of the income that it receives from us would constitute unrelated business taxable income pursuant to the "debt-financed property" rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans that are exempt from taxation under special provisions of the federal income tax laws are subject to different unrelated business taxable income rules, which generally will require them to characterize distributions that they receive from us as unrelated business taxable income. Finally, in certain circumstances, a qualified employee pension or profit sharing trust that owns more than 10% of our shares must treat a percentage of the dividends that it receives as unrelated business taxable income. Such percentage is equal to the gross income we derive from an unrelated trade or business, determined as if we were a pension trust, divided by our total gross income for the year in which we pay the dividends. That rule applies to a pension trust holding more than 10% of our shares only if:

        - the percentage of our dividends that the tax-exempt trust must treat as unrelated business taxable income is at least 5%;

        - we qualify as a REIT by reason of the modification of the rule requiring that no more than 50% of our shares be owned by five or fewer individuals that allows the beneficiaries of the pension trust to be treated as holding our shares in proportion to their actuarial interests in the pension trust; and

        - either one pension trust owns more than 25% of the value of our shares or a group of pension trusts individually holding more than 10% of the value of our shares collectively owns more than 50% of the value of our shares.

TAXATION OF NON-U.S. SHAREHOLDERS

        The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign shareholders are complex. This section is only a summary of such rules. We urge non-U.S. shareholders to consult their own tax advisors to determine the impact of federal, state, and local income tax laws on ownership of the shares of common stock, including any reporting requirements.

        A non-U.S. shareholder that receives a distribution that is not attributable to gain from our sale or exchange of U.S. real property interests, as defined below, and that we do not designate as a capital gain dividend or retained capital gain will recognize ordinary income to the extent that we pay the distribution out of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply unless an applicable tax treaty reduces or eliminates the tax. However, if a distribution is treated as effectively connected with the non-U.S. shareholder's conduct of a U.S. trade or business, the non-U.S. shareholder generally will be subject to federal income tax on the distribution at graduated rates, in the same manner as U.S. shareholders are taxed on distributions and also may be subject to the 30% branch profits tax in the case of a non-U.S. shareholder that is a corporation. We plan to withhold U.S. income tax at the rate of 30% on the gross amount of any distribution paid to a non-U.S. shareholder unless either:

        - a lower treaty rate applies and the non-U.S. shareholder files the required form evidencing eligibility for that reduced rate with us; or

        - the non-U.S. shareholder files the required form with us claiming that the distribution is effectively connected income.

        A non-U.S. shareholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the distribution does not exceed the adjusted basis of its shares of common stock. Instead, the distribution will reduce the adjusted basis of those shares of common stock. A non-U.S. shareholder will be subject to tax on a distribution that exceeds both our current and accumulated earnings and profits and the adjusted basis of our shares of common stock, if the non-U.S. shareholder otherwise would be subject to tax on gain from the sale or disposition of our shares of common stock, as described below. Because we generally cannot determine at the time we make a distribution whether or not the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend. However, a non-U.S. shareholder may obtain a refund of amounts that we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.

        We must withhold 10% of any distribution that exceeds our current and accumulated earnings and profits. Consequently, although we intend to withhold at a rate of 30% on the entire amount of any distribution, to the extent that we do not do so, we will withhold at a rate of 10% on any portion of a distribution not subject to withholding at a rate of 30%.

        For any year in which we qualify as a REIT, a non-U.S. shareholder will incur tax on distributions that are attributable to gain from its sale or exchange of "U.S. real property interests" under special provisions of the federal income tax laws known as "FIRPTA." The term "U.S. real property interests" includes interests in real property and in corporations at least 50% of whose assets consists of interests in real property other than interests in real property and corporations held solely as a creditor. A "U.S. real property interest" does not include mortgage-backed securities and does not include mortgage loans unless the holder of the loan has a right to share in the appreciation in value of or the income generated by the underlying property. Under the FIRPTA rules, a non-U.S. shareholder is taxed on distributions attributable to gain from sales of U.S. real property interests as if the gain were effectively connected with a U.S. business of the non-U.S. shareholder. A non-U.S. shareholder thus would be taxed on any distribution attributable to gain from sales of U.S. real property interests at the normal capital gain rates applicable to U.S. shareholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A non-U.S. corporate shareholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution. We must withhold 35% of any distributions to non-U.S. shareholders that we could designate as a capital gain dividend. A non-U.S. shareholder may receive a credit against our tax liability for the amount we withhold.

        A non-U.S. shareholder could incur tax under FIRPTA upon a sale of shares of our common stock if we are treated as a "U.S. real property holding corporation" and the shares of our common stock are classified as U.S. real property interests. We will be a U.S. real property holding corporation if at least 50% of the fair market value of our assets has consisted of U.S. real property interests at any time during the five-year period ending on the non-U.S. shareholder's disposition of shares of our common stock.

Because U.S. real property interests do not include mortgage-backed securities or mortgage loans without appreciation rights, we may not be a U.S. real property holding corporation. In addition, even if we are a U.S. real property holding corporation and our shares are classified as U.S. real property interests, a non-U.S. shareholder generally will not incur tax under FIRPTA upon a sale of shares of our common stock as long as at all times non-U.S. persons hold, directly or indirectly, less than 50% in value of our shares. We cannot assure you that this test will be met. A non-U.S. shareholder that owned, actually or constructively, 5% or less of the shares of common stock at all times during a specified testing period also will not incur tax under FIRPTA as long as the shares of our common stock are "regularly traded" on an established securities market. If the gain on the sale of shares of our common stock were taxed under FIRPTA, a non-U.S. shareholder would be taxed on that gain in the same manner as U.S. shareholders subject to applicable alternative minimum tax, a special alternative minimum tax in the case of nonresident alien individuals, and the possible application of the 30% branch profits tax in the case of non-U.S. corporations. Furthermore, a non-U.S. shareholder will incur tax on gain not subject to FIRPTA if:

        - the gain is effectively connected with the non-U.S. shareholder's U.S. trade or business, in which case the non-U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain; or

        - the non-U.S. shareholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the non-U.S. shareholder will incur a 30% tax on his or her capital gains.

STATE AND LOCAL TAXES

        We and/or our shareholders may be subject to taxation by various states and localities, including those in which we or a shareholder transacts business, owns property or resides. The state and local tax treatment may differ from the federal income tax treatment described above. Consequently, shareholders should consult their own tax advisors regarding the effect of state and local tax laws upon an investment in the shares of common stock.

                              PLAN OF DISTRIBUTION

        This prospectus covers the resale of shares of common stock by the selling shareholder and its pledgees, donees, assignees and other successors in interest. The selling shareholder may sell its shares on the American Stock Exchange or through any other facility on which the shares are traded, or in private transactions. These sales may be at market prices or at negotiated prices. The selling shareholder may use the following methods when selling shares:

        - ordinary brokerage transactions and transactions in which the broker or dealer solicits purchasers;

        - block trades in which the broker or dealer attempts to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

        - purchases by a broker or dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus;

        -       privately negotiated transactions;

        -       any combination of these methods of sale; or

        -       any other legal method.

        The selling shareholder may engage in short sales of the common stock and deliver shares to close out its short positions. The selling shareholder may also enter into put or call options or other transactions with broker-dealers or others which require delivery to those persons of shares covered by this prospectus.

        Brokers, dealers or other agents participating in the distribution of the shares of common stock may receive compensation in the form of discounts or commissions from the selling shareholder, as well as the purchaser if they act as agent for the purchaser. The discount or commission in a particular transaction could be more than the customary amount. We know of no existing arrangements between the selling shareholder and any underwriter, broker, dealer or agent relating to the sale or distribution of the shares.

        The selling shareholder and any brokers or dealers that participate in the sale of the shares may be deemed to be "underwriters" within the meaning of the Securities Act. It is the position of the SEC that a registered broker-dealer that is a selling shareholder is presumed to be an underwriter. Any discounts, commissions or other compensation received by these persons and any profit on the resale of the shares by them as principals might be deemed to be underwriters' compensation. The selling shareholder may agree to indemnify any broker, dealer or agent that participates in the sale of the shares against various liabilities, including liabilities under the Securities Act.

        At the time a particular offer of shares is made, to the extent required we will file a supplement to this prospectus which identifies the number of shares being offered, the name of the selling shareholder, the name of any participating broker or dealer, the amount of discounts and commissions, and any other material information.

        The selling shareholder and any other person participating in a distribution will be subject to the applicable provisions of the Exchange Act and its rules and regulations. For example, the anti-manipulative provisions of Regulation M may limit the ability of the selling shareholder or others to engage in stabilizing and other market making activities.

        The selling shareholder may also sell their shares pursuant to Rule 144 under the Securities Act, rather than pursuant to this prospectus, so long as they meet the criteria and conform to the requirements of the rule.

        We will not receive any of the proceeds from the sale of the shares by the selling shareholder. We will pay the registration and other offering expenses related to this offering, but the selling shareholder will pay all underwriting discounts and brokerage commissions incurred in connection with the offering. We have agreed to indemnify the selling shareholder against various liabilities, including liabilities under the Securities Act.

        One of our affiliates, Friedman Billings Ramsey & Co., Inc. (FBR), a registered broker-dealer, intends to make a market in our common stock. As our affiliate, any shares of common stock purchased in connection with this market-making activity will become restricted. A primary purpose of this prospectus is to allow FBR to resell the shares it purchases in its market-making activities.

        In order to comply with some states' securities laws, if applicable, the shares will be sold in those states only through registered or licensed brokers or dealers. In addition, in some states the shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification is available and is satisfied.

                                 LEGAL OPINIONS

        The validity of the securities will be passed upon for FBR Asset by our special counsel, Hunton & Williams, Richmond, Virginia.

                                     EXPERTS

        The audited financial statements incorporated by reference in this registration statement to the extent and for the periods indicated in their report have been audited by Arthur Andersen LLP, independent public accountants, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

     =======================================================================


        WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY FBR ASSET. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SHARES OFFERED BY THIS PROSPECTUS NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SHARES OFFERED HEREBY IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS NOT BEEN A CHANGE IN THE AFFAIRS OF FBR ASSET SINCE THE DATE HEREOF.

                                TABLE OF CONTENTS

                  WHERE YOU CAN FIND
                    MORE INFORMATION........................1
                  ABOUT THIS PROSPECTUS.....................1
                  FBR Asset.................................2
                  USE OF PROCEEDS...........................3
                  PRIVATE SECURITIES LITIGATION
                    REFORM ACT OF 1995 SAFE HARBOR
                    CAUTIONARY STATEMENT....................3
                  SELLING SHAREHOLDER.......................3
                  FEDERAL INCOME TAX CONSEQUENCES
                    OF OUR STATUS AS A REIT.................4
                  PLAN OF DISTRIBUTION.....................21
                  Legal Opinions...........................23
                  Experts..................................23



     =======================================================================



     =======================================================================


                                1,086,600 SHARES



                              FBR ASSET INVESTMENT
                                   CORPORATION



                                  COMMON STOCK






                                   PROSPECTUS


                                 ________, 2002



     =======================================================================

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        The following table sets forth the costs and expense, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of common stock being registered. All amounts are estimates.

                                                     AMOUNT TO BE PAID
                                                     -----------------

SEC registration fee                                          $ 2,782
Legal fees and expenses                                       $10,000
Accounting fees and expenses                                   $5,000
Miscellaneous                                                    $218
                                                        --------------
Total                                                         $18,000
                                                        ==============

ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

        The Virginia Stock Corporation Act permits a Virginia corporation to include in its Articles a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from willful misconduct or a knowing violation of the criminal law or any federal or state securities law. The Articles of the Registrant contain such a provision that eliminates such liability to the maximum extent permitted by Virginia law.

        The Articles of the Registrant authorize it, to the maximum extent permitted by Virginia law, to obligate itself to indemnify (and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding involving) (a) any or former director or officer or (b) any individual who, while a director of the Registrant and at the request of the Registrant, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason or his status as a present or former director or officer of the Registrant. The Virginia Stock Corporation Act requires a corporation (unless its Articles provide otherwise, which the Registrant's Articles do not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity.

        The Virginia Stock Corporation Act permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities, when conducting themselves in good faith, unless it is established that (a) in their official capacities, they did not believe they acted in the best interests of the corporation, (b) in their non-official capacities, they acted against the best interests of the corporation or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the Virginia Stock Corporation Act, a Virginia corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that the director or officer was judged liable to the corporation or that the director or officer received improper benefit. In addition, the Virginia Stock Corporation Act permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by or on his behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met, unless the individuals making advances know that the information in (a) or (b) is false.

ITEM 16. EXHIBITS.

4       Form of Specimen Certificate for Common Stock*

5       Opinion of Hunton & Williams

8       Opinion of Hunton & Williams with respect to tax matters

23.1    Consent of Arthur Andersen LLP

23.2    Consent of Hunton & Williams (included in Exhibit 5 and Exhibit 8)

24      Power of Attorney (included on signature page of the Registration
        Statement)

-----------

* Filed with the SEC as part of FBR Asset's registration statement on Form S-11, as amended (Registration No. 333-67543).

ITEM 17. UNDERTAKINGS.

        The undersigned Registrant hereby undertakes as follows:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering price may be reflected in the form of Prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; provided, however, that subparagraphs
                (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of these securities being registered which remain unsold at the termination of the offering.

        The undersigned Registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual reports pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, when applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference to this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        The undersigned Registrant hereby further undertakes that:

        (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of Prospectus filed as part of this registration statement in reliance under Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Arlington, Commonwealth of Virginia, on April 9, 2002.

                           FBR ASSET INVESTMENT CORPORATION
                           (Registrant)


                           By:  /s/ Eric F. Billings
                                -------------------------------------
                                Eric F. Billings
                                Chairman and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following person in the capacity indicated on April 9, 2002.


                           By:  /s/ Kurt R. Harrington
                                --------------------------------------------
                                Kurt R. Harrington
                                Chief Financial Officer and Treasurer
                                (Principal Financial and Accounting Officer)

                                POWER OF ATTORNEY

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on April 9, 2002. Each of the directors and/or officers of FBR Asset Investment Corporation whose signature appears below hereby appoints Eric F. Billings and Richard J. Hendrix, and both of them severally, as his attorney-in-fact to sign in his name and behalf, in any and all capacities stated below and to file with the Securities and Exchange Commission, any and all amendments, including post-effective amendments to this registration statement, making such changes in the registration statement as appropriate, and generally to do all such things in their behalf in their capacities as officers and directors to enable FBR Asset Investment Corporation to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission.

                       SIGNATURE                                                TITLE
                       ---------                                                -----

/s/ Eric F. Billings                                        Chairman, Chief Executive Officer and Director
----------------------------------------------------        (Principal Executive Officer)
                  Eric F. Billings


/s/ Emanuel J. Friedman                                     Director
----------------------------------------------------
                Emanuel J. Friedman


/s/ Peter A. Gallagher                                      Director
----------------------------------------------------
                 Peter A. Gallagher


/s/ Stephen D. Harlan                                       Director
----------------------------------------------------
                 Stephen D. Harlan


/s/ Russell C. Lindner                                      Director
----------------------------------------------------
                 Russell C. Lindner

                                  EXHIBIT INDEX

EXHIBIT     EXHIBIT
 NUMBER      TITLE
 ------     ----------

4           Form of Specimen Certificate for Common Stock*

5           Opinion of Hunton & Williams

8           Opinion of Hunton & Williams with respect to tax matters

23.1        Consent of Arthur Andersen LLP

23.2        Consent of Hunton & Williams (included in Exhibit 5)

24          Power of Attorney (included on signature page of the Registration
            Statement)

-------------

* Filed with the SEC as part of FBR Asset's registration statement on Form S-11, as amended (Registration No. 333-67543).